Free Writing Prospectus	Filed pursuant to Rule 433
Dated March 11, 2025	Registration No. 333-262954

$850.760mm CNH Equipment Trust 2025-A

Jt-Leads: BofA (struc), JPM, Mizuho, Santander

Co-Mgrs: Academy, DBS

CL	AMT($MM) ^	WAL	M/S	P.WIN	E.FIN	L.FIN	BENCH	Sprd	YLD	CPN	$PX
A-1	98.400	0.26	P-1/A-1+	1-6	9/25	3/26	I-CRV	+13	4.420	4.42	100.00000
A-2a	187.220	1.06	Aaa/AAA	6-22	1/27	8/28	I-CRV	+33	4.341	4.30	99.99774
A-2b	187.220	1.06	Aaa/AAA	6-22	1/27	8/28	SOFR30a	+33			100.00000
A-3	324.440	2.83	Aaa/AAA	22-49	4/29	8/30	I-CRV	+47	4.404	4.36	99.98914
A-4	53.480	4.07	Aaa/AAA	49-49	4/29	9/32	I-CRV	+60	4.585	4.54	99.99337

Bill & Deliver : BofA	Offered Size : $850.760mm
Expected Ratings : Moody's, S&P	BBG Ticker : CNH 2025-A	SSAP : CH25A
ERISA Eligible : Yes	Format : SEC Registered
Expected Settle : 3/19/25	Min Denoms : $1k x $1
First Pay : 4/15/25	RR Compliance : US – Yes, EU - No
CUSIPs : A-1 12674B AA3 A-2a 12674B AB1 A-2b 12674B AC9 A-3 12674B AD7 A-4 12674B AE5	Pricing Speed : 20% CPR to 10% Clean-Up Call Intexnet : bofacnheq25a_base AB79 https://dealroadshow.com/e/CNH2025A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc.  and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.